Exhibit 99.1

NEWS RELEASE

Fargo Electronics, Inc.

6533 Flying Cloud Drive

Eden Prairie, Minnesota 55344 USA

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
July 27, 2004	Paul Stephenson
952-941-9470, ext. 142
E-mail: Paul.Stephenson@fargo.com

Fargo Electronics, Inc. Reports Second Quarter 2004 Results

Minneapolis (July 27, 2004) - Fargo Electronics, Inc. (NASDAQ: FRGO) today reported net sales for the second quarter ended June 30, 2004, of $17,545,000 compared with net sales of $16,492,000 in the second quarter of 2003. Net income for the second quarter of 2004 was $1,747,000, or $0.14 per diluted share, compared with $1,766,000, or $0.14 per diluted share in the same period last year.

For the second quarter, gross margin was 39% compared to 40% in the same period a year ago.  The change is due primarily to promotional activity on printers and changes in product mix, offset by reduced warranty expenses.

Operating income for the second quarter was $2,555,000, or 15% of sales, compared to $2,633,000 or 16% of sales, in the second quarter of 2003.  Operating income was affected by professional fees related to the company’s ongoing patent litigation in Asia and the United States, which approximated $200,000 in the quarter.   At June 30, 2004, the company remained debt-free and improved its cash position to $17.5 million.

“We continue to see reductions in average selling prices of printers, especially on the entry level of the market.  We have reacted to that pressure by more aggressively promoting our printer lines” said Gary R. Holland, Fargo’s president and chief executive officer.  “As a result, we shipped a record number of units in the quarter, although our gross margins were impacted.  Bookings in the month of June were particularly strong and we ended the quarter with a strong backlog.  Our balance sheet and cash generation remain in excellent condition and provide a solid basis for us as we look to overhaul and broaden our existing product offerings in the second half of the year.”

“Early response to our new HDP 600 printer has been excellent.  We began shipments of this product during the quarter for use in the Common Access Card program of the Department of Defense.  This new printer is now being tested for several other projects around the world.  With our commercial launch now beginning, our full distribution network can begin marketing this new, innovative product.  Early indications from the commercial channel are very encouraging.”

“As we continue to strengthen our position as the manufacturer of the world’s most secure card identity systems,” continued Holland, “we have decided to make additional investments in the second half of the year, primarily by adding resources in our sales and marketing departments to best position us to capitalize on the opportunities that we believe our new products will provide us and to accelerate revenue growth in future years.  Given our strong balance sheet and healthy cash position, we believe this to be a good investment in our business.”

In addition, Fargo recently announced that it had filed a lawsuit alleging that a reverse image printer manufactured by Toppan Printing Co. Ltd. and distributed by Trans Data Technologies

Corporation (a wholly owned subsidiary of Viisage Technology, Inc.) infringes four US patents owned by Fargo.  Fargo has requested a permanent injunction against the sale of the printer, damages for sales that have already occurred and attorney fees.

“We believe it is very important to protect our intellectual property rights,” commented Holland.  “We believe we have multiple patents being infringed upon in this case and we intend to defend our rights aggressively.  Given the costs of prosecuting this kind of litigation and the likely duration before a resolution is achieved, we anticipate that our financial results for 2004 may be adversely affected.  However, we believe strongly that this action is in the best long-term interests of the company and its shareholders.”

Other quarterly developments include:

•                  The company continued to make progress on its new product development efforts and currently expects to introduce several new products, to help organizations minimize their security vulnerabilities, in the second half of the year.

•                  The company received 6 new patents, and one Notice of Allowance from the United States Patent and Trademark Office.  These reflect Fargo’s ongoing commitment to protect its innovations in identification card printing.  Fargo currently holds in excess of 65 US and foreign patents.

Six Month Results

For the six months ended June 30, 2004, the company reported $33,099,000 in revenue, up 4% compared with the $31,971,000 reported in the same period last year.  Operating income totaled $4,696,000 compared with $4,583,000 last year.  Net income for the period was $3,174,000, or $0.25 per diluted share, compared to $3,081,000, or $0.24 per diluted share in the same period last year.

Outlook

Fargo anticipates that earnings per diluted shares for the third quarter will be in the range of $0.12 to $0.16.  For the full year, Fargo anticipates that earnings per diluted share will total $0.55 to $0.60.  This compares with earlier guidance of $0.60 to $0.70 per diluted share.  The company’s revised guidance reflects the anticipated expense impact of the litigation filed against Toppan Printing Co. Ltd. and Trans Data Technologies Corporation, the additional investments the company anticipates making in sales and marketing, and assumes that gross margin percentages in the second half of the year will be similar to the first half.

Forward-looking Statements

Statements made in this release concerning the company’s expectations about future results or events are “forward-looking statements”. Such statements are subject to the safe harbor created by the Private Securities Reform Act of 1995, and are necessarily subject to risks and uncertainties. Actual results may differ materially from those reflected in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and are subject to the risks and uncertainties inherent in general industry and market conditions, general domestic and international economic conditions, and other factors. These risks and uncertainties include: product acceptance and customer demand for Fargo’s card personalization systems and proprietary supplies; actions taken and alternative products marketed by Fargo’s competitors; supplier relationships, including reliance on sole and single-source suppliers; manufacturing or design defects that we may discover after shipment; lack of inventories of component parts or finished goods; our focus on the identification card personalization market;

continuing technological changes in our industry; our dependence on a distribution network and the reaction of this network to changes in distribution programs; domestic and international regulations and standards; our dependence on international sales; material changes in orders placed by large end users; challenges in effectively managing growth; our dependence on technologies we do not own; complex design and manufacturing delays; protecting and enforcing intellectual property rights; inadequate protection against infringement claims; adverse economic and business conditions, including conditions resulting from the terrorist attack on the U.S. on September 11, 2001 and the resulting hostilities and the war with Iraq commenced in March 2003. For more detail, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

About Fargo

Fargo is the world’s leader in innovative technologies for desktop plastic card identity systems. Based in Eden Prairie, Minnesota, Fargo is the only manufacturer to offer three distinct technologies in printing systems - High Definition Printing™ (reverse image), traditional Direct-to-Card printing (dye-sublimation), and CardJet Printing Technology™ (inkjet) - to personalize plastic identification cards, complete with digital images and text, lamination, and electronically encoded information.

Personalized identification cards provide physical, information, and transaction security for a wide variety of applications including Corporations, National IDs, Drivers’ Licenses, Universities, Schools, Government Installations, Transportation, Casinos, Healthcare Facilities, E-commerce, Retail Stores, Correctional Institutions, Associations, Sports Events and Recreation Sites. More than 80,000 Fargo systems have been sold in the U.S. and in over 80 other countries. For more information, visit Fargo’s Web site at http://www.fargo.com.

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FARGO ELECTRONICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2004	December 31, 2003

ASSETS

Current assets
Cash and cash equivalents	$17,516	$13,445
Accounts receivable, net	9,911	7,015
Inventories, net	4,806	4,848
Prepaid expenses	419	233
Deferred income taxes	3,412	3,412

Total current assets	36,064	28,953

Equipment and leasehold improvements, net	2,143	2,107

Deferred income taxes	18,420	19,730
Other	30	17

Total assets	$56,657	$50,807

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$6,185	$3,802
Accrued liabilities	2,740	2,765

Total current liabilities	8,925	6,567

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $.01 par value; 50,000 shares authorized, 12,503 and 12,455 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	125	125
Additional paid-in capital	149,497	149,179
Accumulated deficit	(101,890)	(105,064)

Total stockholders’ equity	47,732	44,240

Total liabilities and stockholders’ equity	$56,657	$50,807

FARGO ELECTRONICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net sales	$17,545	$16,492	$33,099	$31,971

Cost of sales	10,733	9,820	19,766	19,109

Gross profit	6,812	6,672	13,333	12,862

Operating expenses
Research and development	1,218	1,115	2,504	2,346
Selling, general and administrative	3,039	2,924	6,133	5,933

Total operating expenses	4,257	4,039	8,637	8,279

Operating income	2,555	2,633	4,696	4,583

Other income (expense)
Interest expense	(2)	(5)	(7)	(20)
Other, net	34	5	61	8

Income before provision for income taxes	2,587	2,633	4,750	4,571

Provision for income taxes	840	867	1,576	1,490

Net income	$1,747	$1,766	$3,174	$3,081

Net income per common share
Basic earnings per share	$0.14	$0.14	$0.25	$0.25
Diluted earnings per share	$0.14	$0.14	$0.25	$0.24

Weighted average common shares outstanding
Basic	12,491	12,377	12,482	12,373
Diluted	12,788	12,733	12,821	12,714

FARGO ELECTRONICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2004	2003

Cash flows from operating activities:
Net income	$3,174	$3,081
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	489	494
Provision for excess and obsolete inventory	58	—
Loss on disposal of equipment	—	14
Deferred income taxes	1,310	1,415
Deferred compensation	—	14
Tax benefit recognized for stock options	16	—
Changes in operating assets and liabilities
Accounts receivable	(2,896)	797
Inventories	(16)	(105)
Prepaid expenses and other assets	(199)	(256)
Accounts payable	2,330	(150)
Accrued liabilities	(25)	(797)

Net cash provided by operating activities	4,241	4,507

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(472)	(650)

Net cash used in investing activities	(472)	(650)

Cash flows from financing activities:
Proceeds from issuance of common stock	302	90

Net cash provided by financing activities	302	90

Net increase in cash and cash equivalents	4,071	3,947

Cash and cash equivalents, beginning of period	13,445	2,511

Cash and cash equivalents, end of period	$17,516	$6,458

Significant noncash activities:
Purchases of equipment included in accounts payable	$53	$369

FARGO ELECTRONICS, INC.

SUPPLEMENTAL SALES INFORMATION

(In thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Equipment	$6,954	$7,078	$12,386	$12,905
Supplies	10,591	9,414	20,713	19,066

Total sales	$17,545	$16,492	$33,099	$31,971

Sales by Geographic Region

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
U.S.	$10,351	$10,141	$18,521	$18,441
International	7,194	6,351	14,578	13,530

Total sales	$17,545	$16,492	$33,099	$31,971